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                                                                   EXHIBIT 4.2

                            [BIONOVA'S LOGO APPEARS HERE]
                                6701 San Pablo Avenue
                              Oakland, California  94608

                                     May __, 1999

Dear Stockholder:

     Enclosed are the Prospectus and other materials relating to the rights offering by Bionova Holding Corporation ("Bionova").

     Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will find answers to some frequently asked questions about the rights offering beginning on page 4 of the Prospectus. You should also refer to the detailed Instructions for Use of Rights Certificates, included with this letter.

SUMMARY OF TERMS OF THE OFFERING

     - You will receive three transferable rights for every four shares of Bionova common stock you owned on ________, 1999. For example, if you own 100 shares of common stock, you will receive 75 rights.

     - You may purchase one share of common stock for each right you receive at the subscription price of $5.75 per share.

     - The rights offering expires at 5:00 p.m., New York City Time, on May 31, 2000. If you do not exercise or transfer your rights before that date, they will expire and will have no monetary value.

     If your shares are held in your name, a Rights Certificate is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

     There is currently no active trading market for the rights. Bionova does not intend to apply for a listing or quotation of the rights on any stock exchange or stock market. Therefore, we cannot assure you that you will be able to sell your rights at all or at a price that is satisfactory to you.

     If you do not exercise your rights, your ownership in Bionova may be diluted. Please see page 7 of the Prospectus for a discussion of dilution and other risk factors.

                                        Bernardo Jimenez

                                        [SIGNATURE APPEARS HERE]

                                        Chairman and CEO

     If you have any questions concerning the rights offering, please feel free to contact the Bionova's information agent, Corporate Investor Communications, Inc. at (877) 460-2558.